Exhibit 10.8

The Boeing Company

2004 Variable Compensation Plan

(Formerly the 1999 Bonus and Retention Award Plan)

(As Amended and Restated Effective January 1, 2008)

1.	Purpose. The purpose of this Plan is to assist The Boeing Company (the “Company”) in attracting, motivating and retaining the best talent, given the multitude and variety of products and services provided by employees across the enterprise, by permitting the payment of any types of extraordinary compensation to different employees or groups of employees of the Company and its subsidiaries, when it is determined such arrangements are in the best interest of the Company.

Examples of types of compensation and programs to be permitted under this Plan are:

a.	signing bonuses, retention incentive arrangements, completion bonuses and similar types of compensation;

b.	individual or group incentive bonus programs or arrangements that are associated with acquisitions, stand-alone subsidiaries or other unique business requirements;

c.	individual or group sales incentive bonus or commission programs that are associated with acquisitions, stand-alone subsidiaries or other distinct business situations as to which this type of program is appropriate;

d.	group incentive bonus programs or arrangements established pursuant to collective bargaining.

2.	Conditions Applicable to Certain Programs.

2.1	Programs Not Related to Earnings and Profits. The chief human resources officer of the Company, or his or her delegate, must approve any program or arrangement established under this Plan pursuant to which the payment of compensation will not be measured on the earnings or profits of the Company or any of its subsidiaries, subject to any established Company guidelines for the types of compensation to be provided under the program or arrangement.

Examples include, but are not limited to, signing bonuses, retention incentive arrangements, completion bonuses and similar types of compensation.

2.2	Programs Related to Earnings and Profits. If and to the extent payment of compensation under a program or arrangement established under this Plan is measured on earnings or profits of the Company or any of its subsidiaries, the program or arrangement will be subject to all of the conditions listed in the remainder of this Section 2.

Examples include, but are not limited to, incentive plans tied to unique business requirements, such as acquired plans, commission plans, and incentive plans for collective bargaining units.

a.	Approval Authority. The program must be approved by the President and CEO of the Company or chief human resources officer of the Company.

b.	Adoption of Program. The Vice President, Compensation and Benefits of The Boeing Company must adopt every program or arrangement under the Plan, and any amendments.

In addition, the head of the relevant business unit (Vice President level or above) must also adopt the program. If the program is established to cover employees of a subsidiary of the Company, then the board of directors or similar governing body of the subsidiary (or its delegate) must adopt the program, in place of the head of the business unit.

c.	Performance Goals and Objectives.

i.	Establishment of Performance Goals and Objectives. The program or arrangement must provide for the establishment of goals and related awards prior to the beginning of any performance period.

ii.	Approval of Performance Goals and Objectives. The Vice President, Compensation and Benefits of The Boeing Company must approve the goals and related potential awards established for a performance period prior to the beginning of the performance period.

In addition, the head of the relevant business unit (Vice President level or above) must also approve the goals and related potential awards established for a performance period prior to the beginning of the performance period. If the program is established to cover employees of a subsidiary of the Company, then the board of directors or similar governing body of the subsidiary (or its delegate) must adopt the program, in place of the business unit head.

iii.	Adjustment of Performance Goals and Objectives. The program or arrangement may provide for the adjustment of goals and related potential awards after the start of a performance period, to account for extraordinary events, changed business conditions or some similar unplanned event or change in conditions. In such a case, the adjustments must be approved by the Vice President, Compensation and Benefits of The Boeing Company and, as applicable, business unit head or the subsidiary board of directors or similar governing body.

d.	Ineligible Participants. Employees participating in any annual executive or employee incentive compensation program under the Incentive Compensation Plan for Officers and Employees of The Boeing Company and Subsidiaries (As Amended and Restated), or The Boeing Company Elected Officer Annual Incentive Plan (As Amended and Restated), as applicable, or The Boeing Company Employee Incentive Plan (As Amended and Restated) will not be eligible to participate.

e.	Individual Award Maximum. Except in the case of an individual or group sales incentive or commission program, actual individual awards will not exceed 200% of target bonus awards.

f.	Program Award Maximum. The aggregate annual actual bonus awards for all participants in a program will not exceed $25,000,000.

g.	Approval of Award Payments. The Program Administrator must approve actual awards under the program or arrangement prior to payout in conjunction with the applicable business unit head or subsidiary board of directors or similar governing body.

3.	Plan Reference. Each program must reference that it is established under the authority of this Plan and subject to the provisions hereof.

4.	Administration. The Plan will be administered by the chief human resources officer of the Company, or a delegate. Any program or arrangement established under this Plan will provide for a Program Administrator with the responsibility for day-to-day administration of each program or arrangement as provided in each program document.

5.	Eligibility and Participation. Except as provided in Section 2.d above, all employees of the Company and its subsidiaries who are not elected officers will be eligible to receive awards under this Plan. Participation will be subject to the provisions contained in any program maintained under this Plan. Participation of union-represented employees is subject to the terms of the relevant collective bargaining agreements.

6.	Report of Payments under the Plan. On a semi-annual basis, or more or less often as requested by the Compensation Committee, management will report to the Committee on the types and amounts of awards made under this Plan.

7.	Forms of Awards. Awards under this Plan will be made entirely in cash.

8.	Term of the Plan. The Plan will become effective upon approval by a two-thirds majority of the members of the Board of Directors, and will remain in effect until termination by the Board.

9.

Code Section 409A. Except as specifically provided otherwise, it is the Company’s intention that any and all compensation payable under the Plan and any programs or arrangements established under this Plan shall satisfy the requirements for exemption under

Section 409A of the Internal Revenue Code, as amended (the “Code”), and all terms and provisions shall be interpreted to satisfy such requirements. With respect to any payment intended to be exempt from the requirements of Code Section 409A which is to be paid out when vested and qualify for the short-term deferral exemption to Code Section 409A, such payment shall be made as soon as administratively feasible after the award became vested, but in no event shall such payment be made later than 2 1/2 months after the end of the calendar year in which the award became vested. Notwithstanding the foregoing, programs or arrangements established under this Plan may be designed to qualify for another exemption under Code Section 409A, or to satisfy the requirements of Code Section 409A, pursuant to the specific terms of such programs or arrangements.

10.	Amendment. The Plan may be amended by the Compensation Committee of the Board of Directors.

11.	No Right to Employment. Nothing in this Plan will be construed to confer upon any employee or Plan participant any right to continue in the employ of the Company or any of its subsidiaries.

12.	Nonassignability. No awards authorized or made pursuant to the Plan will be subject in any manner to assignment, alienation, transfer, attachment or any other legal process, and any attempt to subject any such award to any of the foregoing will be void, except that the Company or a subsidiary may withhold from a program payment amounts owed to it by the award recipient, and amounts required to be withheld from it by the terms of an applicable collective bargaining agreement.

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